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                                                                      EXHIBIT 11

                          DIGITAL EQUIPMENT CORPORATION

     Computation of Net Income/(Loss) Per Common and Common Equivalent Share


                                                                           Year Ended
                                         --------------------------------------------------------------------------------
                                         June 28,        June 29,          July 1,            July 2,              July 3,
                                           1997           1996              1995               1994                 1993
                                         -------         -------           ------             ------               ------
                                                                 (In thousands except per share data)

Net income/(loss) .....................  $140,875       $(111,812)       $121,818 (b)      $(2,156,063)(d)       $(251,330)
                                         ========       =========        ========          ===========           =========

Net income/(loss) applicable to
   common and common
   equivalent shares ..................  $105,375(a)    $(147,312)(a)    $ 86,318(a)(b)    $(2,166,713)(c)(d)    $(251,330)
                                         ========       =========        ========          ===========           =========
Weighted-average number of
   common shares outstanding
   during the year ....................   154,352         152,052         144,907              137,090             130,409

Common stock equivalents from
   application of "treasury stock"
   method to unexercised and
   outstanding stock options ..........     1,106              --           1,424                   --                  --

Total weighted-average number of
   common and common equivalent
   shares used in the computation
   of net income/(loss) per common
   and common equivalent share ........   155,458         152,052         146,331              137,090             130,409
                                         ========       =========        ========          ===========           =========

Net income/(loss) applicable per common
   and common equivalent share ........  $   0.68       $   (0.97)       $   0.59 (b)       $   (15.80)(d)       $   (1.93)
                                         ========       =========        ========          ===========           =========



(a) Includes dividends paid and declared on Series A 8 7/8% cumulative preferred stock totaling $35,500.
(b) Net income and net income per common and common equivalent share include the cumulative effect of a change in accounting principle of $64,503 and $0.44, respectively.
(c) Includes dividends paid and declared on Series A 8 7/8% cumulative preferred stock totaling $10,650.
(d) Net loss and net loss per common share include the cumulative effect of a changes in accounting principles of $51,026 and $0.37, respectively.